UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014 (August 4, 2014)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

4005 All American Way, Zanesville, Ohio (Address of principal executive offices)	43701 (Zip Code)

Registrant’s telephone number, including area code: (740) 452-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of August 4, 2014, Steven Silverman resigned as the President and Chief Executive Officer of Axion International Holdings, Inc. (the “Company”) and was appointed as Vice Chairman of the Company’s board of directors.

On and effective as of August 4, 2014, Claude Brown Jr., Chief Operating and Technology Officer was promoted to Chief Executive Officer of the Company.

On and effective as of August 4, 2014, the Company appointed Sam Rose as a member of the Company’s board of directors.

Mr. Rose, age 78, has spent the last thirty years working for the company he founded in 1980, Greenbaum & Rose Associates, which has been instrumental in developing and managing over five million square feet of office space in the Washington, DC area (including areas around Union Station). Mr. Rose began his career in real estate development in 1960, where he worked with Rouse Company in its Maryland and San Francisco offices. Mr. Rose actively participates in the National Capital Area Chapter of the American Planning Association and is a strong supporter of high education, which is evidenced by the numerous scholarship programs he and his wife have established over the years. Mr. Rose is an emeritus board member at Dickinson College and the Smithsonian American Art Museum. Mr. Rose earned his undergraduate degree from Dickinson College in 1958 and his Juris Doctor from the University of Baltimore in 1961.

There is no arrangement or understanding pursuant to which Mr. Brown was selected as Chief Executive Officer. There are no family relationships between Mr. Brown and any director or executive officer of the Company and there are no transactions between Mr. Brown and the Company that would be reportable under Item 404(a) of Regulation S-K.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Axion International Holdings, Inc., dated August 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 8, 2014	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Axion International Holdings, Inc., dated August 8, 2014.